Exhibit 99.1

Clearside Biomedical, Inc. Announces Changes to its Board of Directors

ALPHARETTA, GA, August 8, 2017 (GLOBE NEWSWIRE) – Clearside Biomedical, Inc. (NASDAQ:CLSD), a late-stage biopharmaceutical company developing first-in-class drug therapies to treat back-of-the-eye diseases, today announced that George Lasezkay, Pharm.D., J.D. has been appointed as to its board of directors, effective immediately.  Dr. Lasezkay will succeed Derek Yoon, who resigned from the board as of August 8, 2017.

“On behalf of everyone at Clearside, I would like to thank Derek for his many contributions to the company,” said Christy Shaffer, Ph.D., Chairperson of Clearside’s Board of Directors. “I am also very pleased to welcome Dr. Lasezkay to our team.  George has extensive executive leadership experience in the global ophthalmology, dermatology and medical aesthetics industries, playing a critical role in developing corporate strategy and providing counsel on strategic partnerships, business development programs and licensing transactions.  I am confident that George’s unique combination of clinical, executive and legal expertise, and his diverse background working with several emerging biopharmaceutical companies, will prove to be a tremendous asset to our Board and to our shareholders.”

Dr. Lasezkay has an accomplished history of success in the life sciences industry.  For the past 15 years, he has served as an independent director on the boards of a number of domestic and foreign emerging biopharmaceutical companies, both public and private.  Dr. Lasezkay currently serves on the board of directors of TheraVida, Inc., a clinical stage drug development company.  Previously, Dr. Lasezkay served as Executive Vice President, General Counsel at Acucela Inc., a development stage company that specializes in identifying and developing novel ophthalmic therapeutics. For the 12 years prior to joining Acucela, he was President of Horizon Pharma Group, a private life sciences consultancy practice.  Prior to his private consultancy practice, Dr. Lasezkay was Corporate Vice President for Corporate Development at Allergan, Inc., the global pharmaceutical and medical aesthetics company.  His 13 years of progressive experience at Allergan includes a number of executive leadership positions, including being a member of the company’s Executive Committee, Assistant General Counsel for Commercial Affairs, and General Counsel for the Asia-Pacific Region. In these positions, he played a critical role in developing corporate strategy and was responsible for a wide variety of licensing, R&D collaboration and acquisition transactions involving new technologies, products and companies.

Earning B.S. Pharmacy and Doctor of Pharmacy degrees from the State University of New York at Buffalo, and a J.D. degree from the Southern California Gould School of Law, Dr. Lasezkay also brings forward diverse knowledge and expertise in private firm and in-house legal practice, hospital pharmacy practice, clinical pharmacokinetics consultation and clinical drug research.

About Clearside

Clearside Biomedical, Inc., headquartered in Alpharetta, GA, is a late-stage clinical ophthalmic biopharmaceutical company that envisions a world without blindness.  Clearside relentlessly pursues transformative, elegant, precise solutions to restore and preserve vision. Clearside is developing advanced clinical and preclinical product candidates using a proprietary treatment approach offering unprecedented access to the back of the eye through the suprachoroidal space (SCS™). This offers potentially meaningful treatment benefit to patients suffering from sight threatening diseases like uveitis, retinal vein occlusion, diabetic macular edema and wet age-related macular degeneration. To learn more about how Clearside is changing ophthalmology, please visit us at www.clearsidebio.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include expectations regarding Dr. Lasezkay’s potential contributions to Clearside. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2017, and Clearside’s other Periodic Reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Stephen Kilmer

Investor Relations

(678) 270-3631

stephen.kilmer@clearsidebio.com

Charles Deignan

Chief Financial Officer

(678) 270-4005

charlie.deignan@clearsidebio.com